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                                                                       Exhibit 5

                       [LETTERHEAD OF RICHARD R. CROWL]




                               December 12, 1997

ReliaStar Financial Corp.
20 Washington Avenue South
Minneapolis, Minnesota 55401

Ladies and Gentlemen:

          I am General Counsel of ReliaStar Financial Corp., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 309,332 shares of Common Stock, par value $.01 per share, of the Company, under the NWNL Northstar, Inc. 1993 Stock Option Plan, as amended (the "Plan"). I have examined such corporate records and other documents, including the Registration Statement and the Plan, and have reviewed such matters of law, as I have deemed necessary for this opinion. In my opinion:

          1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

          2. All necessary corporate action on the Company's part has been taken to authorize the issuance of the shares under the Registration Statement, and when these shares are issued under the terms of the Plan, they shall be legally and validly issued, fully paid, and nonassessable, and shall have rights to purchase preferred stock attached thereto.

          I consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ Richard R. Crowl

                                       Richard R. Crowl,
                                       Senior Vice President, General Counsel,
                                       and Secretary